Exhibit 99.3

Earlier today, Verizon announced its intention to acquire Fleetmatics for $2.4 billion in an all cash transaction which is expected to close in the fourth quarter of 2016. This transaction – which has received the unanimous support of our Board of Directors – is exciting news for our customers, our employees and our shareholders. Upon closing, this acquisition creates a best-in-class provider of fleet and mobile workforce management solutions.

Verizon approached us recently, impressed with our products, people, strategy, and results. Together, we became interested in the potential that a combination of our two businesses could bring to the market. This combination means we could grow even faster and reach even wider, with a great product line up, multiple distribution channels, a deeply experienced development team, and a powerful and differentiated strategy – a combination that is compelling on a global scale. Given the strategic strength of the value proposition, we agreed to move forward.

I know most of you are asking why is this the right direction for us and why is this the right time? To answer these questions, we need to look back in time to 2004 when the Company was first started. We began humbly, just above a small pub outside of Dublin with a simple but profound mission of helping one small business at a time operate more effectively. Over the last 12 years, we have become an innovator and leader in the SaaS-based fleet management solution market – with over 37,000 customers and more than 700,000 vehicle subscriptions. Over the last couple of years, we have begun to aggressively expand globally and cross sell other applications to our rapidly growing customer base. We’ve been able to do this with a strong portfolio of products and what we believe to be the most talented team of employees focused on this problem set. Along the way, we have built one of the best performing SaaS companies in the world – delivering tremendous value to our customers, employees and shareholders. Together we have built an amazing company!

Looking ahead to our next decade of growth, we are increasingly excited by the growth prospects of our core market which remains extraordinarily large, underpenetrated, global and fragmented. We are in a race with many companies to capture this opportunity and we plan to do that in a bold and accelerated way. We believe working with Verizon to take full advantage of their distribution capabilities and brand recognition gives all stakeholders the best opportunity to be a leader in this race. Verizon and Fleetmatics have a shared vision of the market and it has become very clear that we are far better together in our pursuit of the opportunity. After the acquisition closes, we will become part of Verizon’s Product and New Business division which is responsible for accelerating Verizon’s overall growth objectives and developing high growth businesses like the Internet of Things and digital media, and telematics.

I know this is a lot to digest. We will have an all hands call today at 10:00 AM Eastern Time, so that I can share more information, answer your questions and discuss some early details on next steps. As a reminder, the transaction is not expected to close until the fourth quarter of 2016, and until it does, we are “business as usual”. This means we continue to bring the power of our premium product to the market for prospects and customers. Please stay focused on our customers and all you do for them. More will follow on how we best do this in the context of today’s news.

While this is a big change for all of us, and a new way to grow, I am very excited by the value, promise, and opportunity that the combination brings.

Best regards,

Jim Travers

Chairman and CEO

Cautionary Statement Regarding Forward-Looking Statements

This information contained in this document contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include estimated or anticipated future results, or other non-historical facts concerning Fleetmatics Group PLC (the “Company”) and its subsidiaries. Forward-looking statements also include those preceded or followed by the words “will”, “may”, “could”, “would”, “to be”, “might”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “future”, “positioned”, “potential”, “intend”, “continue”, “remain”, “scheduled”, “outlook”, “set to”, “subject to”, “upcoming”, “target” or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the Company’ filings with the Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by the Company’s Quarterly Reports on Form 10-Q and other documents of the Company on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by the Company. There may be additional risks that neither the Company nor Verizon Communications Inc. (“Verizon”) presently know or that the Company and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide the Company’s and Verizon’s expectations, plans or forecasts of future events and views as of the date of this report. The Company and Verizon anticipate that subsequent events and developments will cause the Company’s and Verizon’s assessments to change. However, while the Company and Verizon may elect to update these forward-looking statements at some point in the future, the Company and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s and Verizon’s assessments as of any date subsequent to the date of this report.

Important Additional Information to be Filed with the SEC

The Company, Verizon and Verizon Business International Holdings B.V. (“Bidco”) are parties to a Transaction Agreement, dated July 30, 2016 (the “Transaction Agreement”). In connection with the Acquisition (as defined in the Transaction Agreement), the Company will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company at ir.fleetmatics.com or by calling 781.577.4657.

Participants in the Solicitation

The Company and its directors, officers and employees may be considered participants in the solicitation of proxies from the Company shareholders in respect of the transactions contemplated by this report. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, is set forth in the materials filed by the Company with the SEC, including in the proxy statement for the Company’s 2016 Annual General Meeting of Shareholders, which was filed with the SEC on June 22, 2016, as supplemented by other Company filings with the SEC, and will be set forth in the proxy statement relating to the transaction when it becomes available.

Statements Required by the Irish Takeover Rules

The Company’s directors accept responsibility for the information contained in this document relating to the Company and its subsidiaries and its directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Company’s directors (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The information contained in this document is for information purposes only and is not intended to, and does not, constitute or form any part of any offer or invitation, or the solicitation of an offer, to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document, each as defined in the Transaction Agreement), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document).

The information contained in this document does not constitute a prospectus or a prospectus equivalent document.

Disclosure Requirements of the Irish Takeover Rules

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of the Company, all “‘dealings” in any “relevant securities” of the Company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business” day following the date of the relevant transaction. This requirement will continue until the date on which the “offer period” ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities”’ of the Company by Verizon or Bidco, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the “business” day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.